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                     February 22, 2021

       Elizabeth Boland
       Chief Financial Officer
       Bright Horizons Family Solutions Inc.
       200 Talcott Avenue
       Watertown, Massachusetts 02472

                                                        Re: Bright Horizons
Family Solutions Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-35780

       Dear Ms. Boland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services